EXHIBIT 99.1

FOR IMMEDIATE RELEASE: January 9, 2006

CONTACT:       John W. Pearson
               406-373-8742

                STILLWATER MINING NAMES RHONDA IHDE AS CONTROLLER

BILLINGS, MONTANA, - STILLWATER MINING COMPANY (NYSE:SWC) announced today the appointment of Rhonda Ihde as the Company's Controller, effective January 9, 2006. As Stillwater's Controller, Ms. Ihde will assume responsibility for accounting and financial reporting Company-wide and will be based at the Company's headquarters in Billings, Montana.

Ms. Ihde joined Stillwater Mining Company in August 2005 as a Senior Accountant responsible for SEC reporting. Prior to joining Stillwater Mining Company she was employed by United Bancorporation/Midwest Bancorporation from September 2003, where she had served as an internal auditor/credit analyst. Prior to her position with United Bancorporation, she was employed by KPMG, LLP in Billings, Montana as an Auditor from January 1999 to September 2002. Ms. Ihde was also Assistant Vice President and Operations Manager with First Federal Savings Bank from 1982 to 1987.

"We are very pleased to have Rhonda Ihde accept this role as Stillwater's Corporate Controller," said Greg Wing, Vice President and Chief Financial Officer. "Her experience with SEC reporting and filing requirements, as well as with auditing and accounting practice, makes her a strong addition to our management team." Ms. Ihde earned her Master of Accountancy and a Bachelor of Science degree in Business Administration from the University of Montana and is a Certified Public Accountant.

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" above in the Company's 2004 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

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